UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Amicus Therapeutics, Inc.
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
03152W109
(CUSIP Number)
December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	03152W109	13G	Page	2	of	19	Pages

1	NAME OF REPORTING PERSON Canaan Equity III L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		532,318

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		532,318

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	532,318

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.4%

12	TYPE OF REPORTING PERSON *

	PN

CUSIP No.	03152W109	13 G	Page	3	of	19	Pages

1	NAME OF REPORTING PERSON Canaan Equity III Entrepreneurs LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		19,873

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,873

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,873

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	Less than 1%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	03152W109	13G	Page	4	of	19	Pages

1	NAME OF REPORTING PERSON Canaan Equity Partners III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		552,191

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		552,191

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	552,191

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.4%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	03152W109	13G	Page	5	of	19	Pages

1	NAME OF REPORTING PERSON Stephen L. Green

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		552,191

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		552,191

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	552,191

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.4%

12	TYPE OF REPORTING PERSON *

	IN

CUSIP No.	03152W109	13G	Page	6	of	19	Pages

1	NAME OF REPORTING PERSON Deepak Kamra

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		552,191

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		552,191

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	552,191

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.4%

12	TYPE OF REPORTING PERSON *

	IN

CUSIP No.	03152W109	13G	Page	7	of	19	Pages

1	NAME OF REPORTING PERSON Gregory Kopchinsky

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		552,191

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		552,191

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	552,191

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.4%

12	TYPE OF REPORTING PERSON *

	IN

CUSIP No.	03152W109	13G	Page	8	of	19	Pages

1	NAME OF REPORTING PERSON Guy M. Russo

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		552,191

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		552,191

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	552,191

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.4%

12	TYPE OF REPORTING PERSON *

	IN

CUSIP No.	03152W109	13G	Page	9	of	19	Pages

1	NAME OF REPORTING PERSON John V. Balen

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		552,191

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		552,191

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	552,191

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.4%

12	TYPE OF REPORTING PERSON *

	IN

CUSIP No.	03152W109	13G	Page	10	of	19	Pages

1	NAME OF REPORTING PERSON Eric A. Young

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		552,191

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		552,191

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	552,191

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.4%

12	TYPE OF REPORTING PERSON *

	IN

CUSIP No.	03152W109	13G	Page	11	of	19	Pages

1	NAME OF REPORTING PERSON Seth A. Rudnick

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		552,191

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		552,191

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	552,191

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.4%

12	TYPE OF REPORTING PERSON *

	IN

CUSIP No.	03152W109	13G	Page	12	of	19	Pages

Item 1(a).	Name of Issuer Amicus Therapeutics, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices 6 Cedar Brook Drive Cranbury, New Jersey 08512

Item 2(a).	Name of Person Filing

This statement is filed by (i) Canaan Equity III L.P. (“CE III”), a Delaware limited partnership, (ii) Canaan Equity III Entrepreneurs, LLC (“Entrepreneurs”), a Delaware limited liability company, (iii) Canaan Equity Partners III LLC (“CEP III”), a Delaware limited liability company and the general partner of CE III and the manager of Entrepreneurs, (iv) John V. Balen , (v) Stephen L. Green, (vi) Deepak Kamra, (vii) Gregory Kopchinsky, (viii) Seth A. Rudnick, (ix) Guy M. Russo and (x) Eric A. Young. We refer to the individuals and entities identified in (i)-(x) above collectively as the “Reporting Persons.”

Item 2(b).	Address of Principal Business Office or, if None, Residence

Except in the case of Messrs. Balen, Kamra and Young, the principal business address of the Reporting Persons is 285 Riverside Avenue, Suite 250, Westport, CT 06880. The principal business address of Messrs. Balen, Kamra and Young is 2765 Sand Hill Road, Menlo Park, CA 94025.

Item 2(c).	Citizenship

CE III is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs and CEP III is a limited liability company organized under the laws of Delaware. Each of the individuals named above is a citizen of the United States.

Item 2(d).	Title of Class of Securities Common Stock, par value $0.01 per share (“Common Stock”), of Amicus Therapeutics, Inc.

Item 2(e).	CUSIP Number 03152W109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: None.

Item 4.	Ownership

(a)	Amount Beneficially Owned

As of December 31, 2009: (i) CE III is the record holder of 532,318 shares of Common Stock (the “CE III Shares”), (ii) Entrepreneurs is the record holder of 19,873 shares of Common Stock (the “Entrepreneurs Shares”; together with the CE III Shares, the “Record Shares”). As the general partner of CE III and the manager of Entrepreneurs, CEP III may be deemed to own beneficially the Record Shares. As individual managers of CEP III, Messrs. Balen, Green, Kamra, Kopchinsky, Rudnick, Russo and Young may also be deemed to own beneficially the Record Shares.

(b)	Percent of Class:

The Reporting Persons beneficially own, in the aggregate, approximately 2.4% of the outstanding Common Stock of the Issuer based on the 22,647,869 shares of Common Stock reported to be outstanding on the Issuer’s Quarterly Report filed on Form 10-Q for the quarterly period ending September 30, 2009.

CUSIP No.	03152W109	13G	Page	13	of	19	Pages

For individual Reporting Person information, please see Item 11 of the cover pages hereto.

(c)	Number of shares to which such person has:

	NUMBER OF SHARES
Reporting Person	(i)	(ii)	(iii)	(iv)

CE III	532,318	0	532,318	0
Entrepreneurs	19,873	0	19,873	0
CEP III	552,191	0	552,191	0

John V. Balen	0	552,191	0	552,191
Stephen L. Green	0	552,191	0	552,191
Deepak Kamra	0	552,191	0	552,191
Gregory Kopchinsky	0	552,191	0	552,191
Seth A. Rudnick	0	552,191	0	552,191
Guy M. Russo	0	552,191	0	552,191
Eric A. Young	0	552,191	0	552,191

(i)	Sole power to vote or direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person Not applicable.

Item 8.	Identification and Classification of Members of the Group Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(J).

Item 9.	Notice of Dissolution of Group Not applicable.

Item 10.	Certification Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP No.	03152W109	13G	Page	14	of	19	Pages
SIGNATURES
After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.
Dated: February 10, 2010

Canaan Equity III L.P.
By:	Canaan Equity Partners III LLC Its General Partner
By:	*
Manager

Canaan Equity III Entrepreneurs LLC
By:	Canaan Equity Partners III LLC Its Manager
By:	*
Manager

Canaan Equity Partners III LLC
By:	*
Manager

*
John V. Balen

*
Stephen L. Green

*
Deepak Kamra

*
Gregory Kopchinsky

*
Seth A. Rudnick

/s/ Guy M. Russo
Guy M. Russo

CUSIP No.	03152W109	13G	Page	15	of	19	Pages

*
Eric A. Young

*By:	/s/ Guy M. Russo
Guy M. Russo
Attorney-in-Fact
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP No.	03152W109	13G	Page	16	of	19	Pages
Exhibit 1
Joint Filing Agreement
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Amicus Therapeutics, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Executed as of February 10, 2010

CANAAN EQUITY III L.P.
By:	Canaan Equity Partners III LLC, its General Partner
By:	*
Manager

CANAAN EQUITY III ENTREPRENEURS LLC
By:	Canaan Equity Partners III LLC, its Manager
By:	*
Manager

CANAAN EQUITY PARTNERS III LLC
By:	*
Manager

*
John V. Balen

*
Stephen L. Green

*
Deepak Kamra

*
Gregory Kopchinsky

*
Seth A. Rudnick

CUSIP No.	03152W109	13G	Page	17	of	19	Pages

/s/ Guy M. Russo
Guy M. Russo

*
Eric A. Young

*By:	/s/ Guy M. Russo
Guy M. Russo
Attorney-in-Fact
This Joint Filing Agreement was executed by Guy M. Russo pursuant to a Power of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP No.	03152W109	13G	Page	18	of	19	Pages
Exhibit 2
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Guy M. Russo and John D. Lambrech his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, and on behalf of any of Canaan Equity III L.P., Canaan Equity III Entrepreneurs LLC and Canaan Equity Partners III LLC, in each case pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder (including filings on pursuant to Section 16 (Forms 3, 4 and 5) and Section 13 (Schedule 13D and Schedule 13G) of the Exchange Act) and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the Financial Industry Regulatory Authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No.	03152W109	13G	Page	19	of	19	Pages
     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of May, 2007.

CANAAN EQUITY III L.P.
By:	Canaan Equity Partners III LLC, its General Partner
By:	/s/ Gregory Kopchinsky
	Name:	Gregory Kopchinsky
	Title:	Manager

CANAAN EQUITY III ENTREPRENEURS LLC
By:	Canaan Equity Partners III LLC, its Manager
By:	/s/ Gregory Kopchinsky
	Name:	Gregory Kopchinsky
	Title:	Manager

CANAAN EQUITY PARTNERS III LLC
By:	/s/ Gregory Kopchinsky
	Name:	Gregory Kopchinsky
	Title:	Manager

/s/ John V. Balen
John V. Balen

/s/ Stephen L. Green
Stephen L. Green

/s/ Deepak Kamra
Deepak Kamra

/s/ Gregory Kopchinsky
Gregory Kopchinsky

/s/ Seth A. Rudnick
Seth A. Rudnick

/s/ Guy M. Russo
Guy M. Russo

/s/ Eric A. Young
Eric A. Young